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                                                                EXHIBIT 23(p)(1)



                                 CODE OF ETHICS



                          MLIG VARIABLE INSURANCE TRUST

                              ROSZEL ADVISORS, LLC


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                                 CODE OF ETHICS

                          MLIG VARIABLE INSURANCE TRUST
                                  (THE "TRUST")
                         ROSZEL ADVISORS, LLC ("ROSZEL")

         This Code of Ethics is adopted under Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act") by the board of trustees of MLIG Variable Insurance Trust (the "Trust") and under Rule 204-2(a) under the Investment Advisers Act of 1940 by the Members of Roszel Advisors, LLC ("Roszel").

         Section 17(j) under the 1940 Act makes it unlawful for persons affiliated with investment companies, their principal underwriters, or their investment advisers to engage in fraudulent personal securities transactions. Rule 17j-1 requires each fund, investment adviser and principal underwriter to adopt a Code of Ethics that contains provisions reasonably necessary to prevent an employee from engaging in conduct prohibited by the principles of the Rule. The Rule also requires that reasonable diligence be used and procedures be instituted which are reasonably necessary to prevent violations of the Code of Ethics.

         Among other things, Rule 17j-1 requires Board oversight of personal trading practices, reporting of employee securities trading and preclearance of employee purchases of initial public offerings and private placements. Under Rule 17j-1, Roszel and the Trust each provide to the Board annually a written report that (1) describes issues that arose during the previous year under the Code, including information about material code violations and sanctions imposed and (2) certifies to the Board that it has adopted procedures reasonably necessary to prevent access persons from violating the Code.

I.       STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

         The Code of Ethics is based on the fundamental principle that the Trust and Roszel must put clients interests first. As an investment adviser, Roszel has fiduciary responsibilities to clients, including the Trust and each series of the Trust (each, a "Portfolio"; together, the "Portfolios") for which it serves as investment adviser. Among Roszel's fiduciary responsibilities is the responsibility to ensure that its employees and those of Subadvisers it retains to manage one or more Portfolios conduct their personal securities transactions in a manner which does not interfere, or appear to interfere, with any Portfolio transactions or otherwise take unfair advantage of their relationship to the Portfolios. All Roszel and Subadviser employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein. It bears emphasis that technical compliance with these provisions will not insulate from scrutiny transactions which show a pattern or compromise or abuse of an employee's fiduciary responsibilities to the Portfolios. Accordingly, all Roszel and Subadviser employees must seek to avoid any actual or potential conflicts between their personal interest and the interest of the Portfolios. In sum, all Roszel and Subadviser employees shall place the interest of the Portfolios before personal interests.

         In particular, Rule 17j-1 states that no Access Person shall:

                1. employ any device, scheme or artifice to defraud the Trust or any Portfolio of the Trust;

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                2.      make to the Trust any untrue statement of a material
                        fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

                3. engage in any act, practice or course of business that would operate as a fraud or deceit upon any Portfolio of the Trust; or

                4. engage in any manipulative act or practice with respect to the Trust or any Portfolio of the Trust, including, but not limited to, intentionally inducing or causing the Trust to take action or to fail to take action, for the purpose of achieving a personal benefit rather than to benefit the Portfolio, shall be a violation of this Code. Examples of this violation include:

                                (a) causing any Portfolio of the Trust to purchase a Covered Security owned by the individual for the purpose of supporting or increasing the price of the Security; and

                                (b) causing any Portfolio of the Trust to refrain from selling a Covered Security in an attempt to protect the value of the individual's investment, such as an outstanding option.

                5. using actual knowledge of transactions for any Portfolio of the Trust to profit by the market effect of such transactions shall be a violation of this Code.

II.      DEFINITIONS

         The following definitions apply for purposes of the Code:

         A. "ACCESS PERSON" means each trustee, manager, Advisory Person, or officer of the Trust or Roszel or any Subadviser.

                The defined terms "Access Person" and "Advisory Person" shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an administrator, Subadviser, or affiliate thereof in compliance with Rule 17j-1 of the 1940 Act, which has been submitted to, and approved by, the Board of the Trust as contemplated in
                Section V.

        B.      "ADVISORY PERSON" OF THE TRUST OR OF ROSZEL OR A SUBADVISER
                MEANS:

                1. any employee of the Trust, Roszel or Subadviser (or of any company in a control relationship to the Trust, Roszel, or a Subadviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by, or on behalf of, the Trust, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and


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                2.      any natural person in a control relationship to the
                        Trust, Roszel, or a Subadviser who obtains information concerning the recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the Trust.

        C. "SUBADVISER" means any entity who pursuant to a contract with the Roszel regularly furnishes advice to the Trust with respect to the desirability of investing in, purchasing or selling securities or other property, or is empowered to determine what securities or other property shall be purchased or sold by the Trust.

        D. A SECURITY IS "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell a Covered Security for the Trust is made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

        E. "BENEFICIAL OWNERSHIP" is interpreted as it is under Section 16 of the Securities Exchange Act of 1934, as amended, ("Exchange Act") and Rule 16a-1(a)(2) thereunder. A person is generally deemed the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, beneficial ownership includes the accounts of a spouse, minor children, relatives resident in the person's home, or other persons by reason of any contract, arrangement, understanding or relationship that provides the person with sole or shared voting or investment power.

        F.      "BOARD" means the board of trustees of the Trust.

        G.      "CONTROL" shall have the same meaning as that set forth in
                Section 2(a)(9) of the 1940 Act, which states that "control" means "the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company." Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

        H. "COVERED SECURITY" means a security as defined in section 2(a)(36) of the 1940 Act, except that it shall not include the following:

                1.      Direct obligations of the Government of the United
                        States;

                2. Banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

                3.      Shares of registered open-end investment companies.

        I. "DISINTERESTED TRUSTEE" means a trustee of the Trust who is not an "interested person" of the Trust within the meaning of
                Section 2(a)(19) of the 1940 Act.

        J. "TRUST" means the MLIG Variable Insurance Trust or each of its separate investment portfolios (each a "Portfolio").


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        K.      "INITIAL PUBLIC OFFERING" means an offering of securities
                registered under the Securities Act of 1933, as amended, ("1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

        L.      "INVESTMENT PERSONNEL" means:

                1. all Access Persons who occupy the position of portfolio manager (or who serve on an investment committee that carries out the portfolio management function) with respect to the Trust (or any Portfolio);

                2. all Access Persons who, in connection with their regular functions or duties, make or participate in making any recommendations regarding the purchase or sale of any security or other investment by the Trust (or any Portfolio); and

                3. any natural person who controls the Trust, Roszel, or a Subadviser who obtains information concerning recommendations made to or by the Trust with respect to the purchase or sale of a security or other investment by any Portfolio.

                Roszel's Compliance Director will retain a current a list of Investment Personnel.

        M. "PURCHASE OR SALE OF A COVERED SECURITY" includes, among other things, the purchase or sale of a put or call option on a Covered Security.

        N. THE "RESTRICTED PERIOD" is the number of days before or after a Security is being purchased or sold by the Trust or a Portfolio during which, subject to an exception under the particular circumstances made by the Compliance Director in his or her discretion, no Advisory Person may purchase or sell, directly or indirectly, any security in which he or she had or by reason of such transaction acquires any Beneficial Ownership.

        O. "COMPLIANCE DIRECTOR" shall mean the person(s) charged with the responsibility, at any given time, to pre-clear trades, grant exceptions to prohibitions under the Code, receive reports and notices required by this Code to be generated, and to accomplish any other requirement of this Code related to the oversight of activities, the exercise of discretion or the making of decisions relating to the activities of persons covered by this Code.

        P.      A "COVERED SECURITY HELD OR TO BE ACQUIRED" by the Trust means
                (1) any Covered Security which, within the most recent fifteen
                (15) days, (a) is or has been held by any Portfolio, or (b) is being or has been considered for purchase by any Portfolio; and
                (2) any option to purchase or sell and any security convertible into or exchangeable for a Covered Security described in (1) of the definition.

        Q. A COVERED SECURITY IS "BEING PURCHASED OR SOLD" by any Portfolio from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for any Portfolio until the time when such program has been fully completed or terminated.


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III.    LIMITATIONS ON PERSONAL SECURITIES TRANSACTIONS

        A. GENERAL TRADING RESTRICTIONS FOR ACCESS PERSONS. Each Access Person (other than the Trust's Disinterested Trustees) shall be subject to the trading restrictions identified below.

                1. ACCOUNTS. No Access Person of the Trust or of Roszel may engage in personal securities transactions other than through an account maintained with Merrill Lynch, Pierce, Fenner & Smith Incorporated or another Merrill Lynch broker/dealer entity ("Merrill Lynch") unless written permission is obtained from the Compliance Director.

                2. ACCOUNTS INCLUDE FAMILY MEMBERS AND OTHER ACCOUNTS. Accounts of Access Persons include the accounts of their spouses, dependent relatives, trustee and custodial accounts or any other account in which an Access Person has a financial interest or over which an Access Person has investment discretion (other than accounts managed by Roszel or a Subadviser).

                3. RESTRICTIONS ON PURCHASES. No Access Person may purchase any security which at the time is being purchased, or, to the Access Person's knowledge, is being considered for purchase or sale, by any Portfolio.

                4. RESTRICTIONS ON SALES. No Access Person may sell any security which at the time is actually being sold, or, to the Access Person's knowledge, is being considered for purchase or sale, by any Portfolio.

                5. RESTRICTIONS ON RELATED SECURITIES. The restrictions and procedures applicable to the transactions in securities by Access Persons set forth in this Code of Ethics shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold or being contemplated for purchase or sale during the relevant period by a Portfolio. For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer would be considered related to the underlying common stock of that issuer for purposes of this policy. In sum, the related security is treated as if it is the underlying security for the purpose of the pre-clearance procedures described herein.

                Access Persons have an affirmative duty to bring suitable Covered Securities to the attention of Investment Personnel. The intentional failure to recommend a suitable Security to, or the failure to purchase a Security for, any Portfolio of the Trust for the purpose of avoiding the appearance of conflict with respect to a personal transaction security may be considered a violation of this Code.


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        B.      ADDITIONAL TRADING RESTRICTIONS FOR ADVISORY PERSONS AND
                INVESTMENT PERSONNEL. In addition to the restrictions described in Section III.A. above, each Advisory Person and Investment Person shall be subject to the trading restrictions identified below.

                1. PRECLEARANCE. All Advisory Persons and Investment Personnel must obtain approval from the Compliance Director prior to entering any securities transaction (with the exception of exempted securities as listed in this Code) in all accounts. At the time of requesting preclearance, the Advisory Person or Investment Person must provide a complete description of the security and the nature of the transaction. Approval of a transaction, once given, is effective only for the business day on which approval was requested or until the Advisory Person or Investment Person discovers that the information provided at the time the transaction was approved is no longer accurate. If the Advisory Person or Investment Person decides not to execute the transaction on the day preclearance approval is given, or the entire trade is not executed, the Advisory Person or Investment Person must request preclearance again at such time as he or she decides to execute the trade.

                        Advisory Persons and Investment Personnel may preclear trades only in cases where they have a present intention to transact in the security for which preclearance is sought. It is not sufficient for an Advisory Person or Investment Person to obtain a general or open-ended preclearance to cover the eventuality that he or she may buy or sell a security at some point on a particular day depending upon market developments. This requirement would not prohibit a price limit order, provided that the Advisory Person or Investment Person has a present intention to effect a transaction at such price. Consistent with the foregoing, an Advisory Person or Investment Person may not simultaneously request preclearance to buy and sell the same security.

                2. PRIVATE PLACEMENTS. Advisory Person and Investment Person purchases and sales of "private placement" securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be precleared directly with the Compliance Director. No Advisory Person or Investment Person may engage in any such transaction unless the Compliance Director and the Advisory Person or Investment Person's supervisor have each previously determined in writing that the contemplated investment does not involve any potential for conflict with the investment activities of the Portfolios.

                        If, after receiving the required approval, an Advisory Person or Investment Person has any material role in the subsequent consideration by any Portfolio of an investment in the same or affiliated issuer, the Advisory Person or Investment Person must disclose his or her interest in the private placement investment to the Compliance Director and to his or her supervisor. The decision to have a Portfolio purchase securities of that issuer must be independently reviewed and authorized by the [MOST SENIOR PERSON IN THE DEPARTMENT].



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                3.      PUBLIC OFFERINGS. The purchase by an Advisory Person or
                        Investment Person of securities offered in a public offering must be precleared. Advisory Persons and Investment Persons are not allowed to participate in so-called "hot" offerings as such term may be defined by Roszel or any Subadviser or appropriate regulators (e.g., offerings that are oversubscribed or for which the demand is such that there is the possibility of oversubscription).

        C. ADDITIONAL TRADING RESTRICTIONS FOR INVESTMENT PERSONNEL. In addition to the restrictions described in Sections III.A. and B. above, each Investment Person will be subject to the following restrictions:

                1. NOTIFICATION. An Investment Person must notify the Compliance Director of any intended transactions in a security for his or her own personal account or related accounts which is owned or contemplated for purchase or sale by a Portfolio for which the Investment Person has investment authority.

                2. RESTRICTED PERIODS. An Investment Person may not buy or sell a security within 7 CALENDAR DAYS either before or after a purchase or sale of the same or related security by a Portfolio for which the Investment Person has investment authority. For example, if a Portfolio trades a security on day 0, day 8 is the first day the manager or analyst of that Portfolio may trade the security for his or her own account. An Investment Person's personal trade, however, shall have no affect on the Portfolio's ability to trade. For example, if within the seven-day period following his or her personal trade, an Investment Person believes that it is in the best interests of the Portfolio for which he or she has investment authority to purchase or sell the same security on behalf of the Portfolio, the trade should be done for the Portfolio, and an explanation of the circumstances must be provided to the Compliance Director.

                3. ESTABLISHING POSITIONS COUNTER TO PORTFOLIO POSITIONS. No Investment Person may establish a long position in his or her personal account in a security if the Portfolio for which he or she has investment authority maintains a position that would benefit from a decrease in the value of such security. For example, the Investment Person would be prohibited from establishing a long position if (1) the Portfolio holds a put option on such security (aside from a put purchased for hedging purposes where the Portfolio holds the underlying security); (2) the Portfolio has written a call option on such security; or (3) the Portfolio has sold such security short, other than "against-the-box." No Investment Person may purchase a put option or write a call option where a Portfolio for which such person has investment authority holds a long position in the underlying security.

                        No Investment Person may short sell any security where a Portfolio for which such person has investment authority holds a long position in the same security or where such Portfolio otherwise maintains a position in respect of which the Portfolio would benefit from an increase in the value of the security.


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                4.      PURCHASING AN INVESTMENT FOR A PORTFOLIO THAT IS A
                        PERSONAL HOLDING. An Investment Person may not purchase an investment for a Portfolio that is also a personal holding of the Investment Person or any other account covered by this Code of Ethics, or the value of which is materially linked to a personal holding, unless the Investment Person has obtained prior approval from his or her senior manager.

                5. PROHIBITION ON SHORT-TERM PROFITS. Investment Personnel are prohibited from profiting on any sale and subsequent purchase, or any purchase and subsequent sale of the same (or equivalent) securities occurring within 60 calendar days ("short-term profit"). This holding period also applies to all permitted options transactions; therefore, for example, an Investment Person may not purchase or write an option if the option will expire in less than 60 days (unless such a person is buying or writing an option on a security that he or she has held more than 60 days). In determining short-term profits, all transactions within a 60-day period in all accounts related to the Investment Person will be taken into consideration in determining short-term profits, regardless of his or her intentions to do otherwise (e.g., tax or other trading strategies). Should an Investment Person fail to preclear a trade that results in a short-term profit, the trade would be subject to reversal with all costs and expenses related to the trade borne by the Investment Person, and he or she would be required to disgorge the profit. Transactions not required to be precleared will not be subject to this prohibition.

        D.      TRADING RESTRICTIONS FOR DISINTERESTED TRUSTEES

                In lieu of the trading restrictions stated above in Section III.A., Disinterested Trustees shall be subject to the following restrictions:

                1. RESTRICTIONS ON PURCHASES. No Disinterested Trustee may purchase any security which, to the trustee's knowledge at the time, is being purchased or is being considered for purchase by any Portfolio.

                2. RESTRICTIONS ON SALES. No Disinterested Trustee may sell any security which, to the trustee's knowledge at the time, is being sold or is being considered for sale by any Portfolio.

                3. RESTRICTIONS ON TRADES IN SECURITIES RELATED IN VALUE. The restrictions applicable to the transactions in securities by Disinterested Trustees shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold by any Portfolio.

        E.      EXEMPTED TRANSACTIONS/SECURITIES

                The Board and Roszel have each determined that the following securities transactions do not present the opportunity for improper trading activities that Rule 17j-1 of the 1940 Act is designed to prevent; therefore, the restrictions set forth in this Code (including preclearance, prohibition on short-term profits and restricted periods) shall not



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        apply. The reporting requirements, however, shall apply to the securities and transaction types set forth in this section.

                1. Purchases or sales in an account over which the Access Person or Investment Person has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by an investment adviser or trustee).

                2. Purchases or sales of direct obligations of the U.S. Government.

                3. Purchases or sales of open-end investment companies (including money market funds), variable annuities and unit investment trusts. (However, unit investment trusts traded on a stock exchange (e.g., MITS, DIAMONDS, NASDAQ 100, etc.) must be precleared.)

                4. Purchases or sales of bank certificates, bankers acceptances, commercial paper and other high quality short-term debt instruments, including repurchase agreements.

                5. Purchases or sales of securities issued by Merrill Lynch & Co. or its affiliates. Also exempt is employer stock purchased and sold through employer-sponsored benefit plans in which the spouse of an Access Person or Investment Person may participate (e.g., employee stock purchase plans or 401(k) plans) and sales of employer stock (or the exercise of stock options) that is received as compensation by an Access Person or Investment Person's spouse.

                6. Purchases or sales which are non-volitional on the part of the Access Person or Investment Person (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without Access Person or Investment Person consultation, to meet a margin call not met by the Access Person or Investment Person).

                7. Purchases which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment plan.

                8. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

                9. Purchases or sales of commodities, futures (including currency futures and futures on broad-based indices), options on futures and options on broad-based indices. Currently, "broad-based indices" include only the S&P 100, S&P 500, FTSE 100 and Nikkei 225. Also exempted are exchange-traded securities which are representative of, or related closely in value to, these broad-based indices.

                10. The receipt of a bona fide gift of securities. (Donations of securities, however, require preclearance.)



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                Exempted transactions/securities may not be executed/held in brokerage accounts maintained outside of Merrill Lynch, unless written permission is obtained from the Compliance Director.


IV. REPORTING OBLIGATIONS. The Trust, Roszel, and the Subadvisers shall each appoint a Compliance Director who shall furnish each Access Person with a copy of this Code of Ethics upon commencement of employment and annually thereafter so that each such Access Person may certify that he or she has read and understands said Code of Ethics and recognizes that he or she is subject to the principles and provisions contained therein. In addition, the Compliance Director shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, annual holdings reports, and annual certifications, as described below.

        A. ROSZEL AND SUBADVISERS. Roszel and the Subadvisers shall each provide the following to the Board:

                1. periodic reports on issues raised under the Code or any related procedures; and

                2. on an annual basis, (a) a written report that describes issues that arose during the previous year under the Code, or any other related procedures, including but not limited to, information about material violations of the Code or procedures and any sanctions imposed in response to the material violations or its procedures, and (b), a written certification that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

        B. ACCESS PERSONS. Each Access Person (other than the Trust's Disinterested Trustees) shall file the reports identified below with the Compliance Director; provided however, that an Access Person who provides substantially identical reports to a Subadviser is deemed to have complied with this reporting requirement. The requirements will also apply to all transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the Access Person has a financial interest or over which the Access Person has investment discretion. The requirements do not apply to securities acquired for accounts over which the Access Person has no direct or indirect control or influence.

                1. INITIAL HOLDINGS REPORT. Upon commencement of employment, all new Access Persons must disclose their personal securities holdings to the Compliance Director within 10 days of commencement of employment with Roszel. (Similarly, securities holdings of all new related accounts must be reported to the Compliance Director within 10 days of the date that such account becomes related to the Access Person.) With respect to exempt securities referred to in Sections III which do not require preclearance/reporting, Access Persons must nonetheless initially report those exempt securities defined in Section III.D.6-10. (This reporting requirement does not apply to holdings that are the result of transactions in exempt securities as defined in Section III.D.1-5.) The listing must contain the following information:


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                                a.      the title of the Covered Security;
                                b.      the number of shares held;
                                c.      the principal amount of the Covered
                                        Security;
                                d. the name of any broker, dealer or bank with whom the Access Person maintained an account in which the named Covered Securities were held; and
                                e. the date that the report is submitted by the Access Person.

                        Within 10 days of commencement of employment, each Access Person shall file an Acknowledgement stating that he or she has read and understands the provisions of the Code.

                2. QUARTERLY TRANSACTION REPORTS. No later than ten (10) days after the end of a calendar quarter, each Access Person shall file a report stating the dates of transactions in any Covered Securities, along with the following information:

                                a.      the title of the Covered Security;
                                b.      the nature of the transaction;
                                c.      the price of the Covered Security at
                                        which the transaction was effected;
                                d. the name of any broker, dealer or bank with or through which the transaction was effected; and
                                e. the date that the report is submitted by the Access Person.

                        Alternatively, an Access Person who provides broker trade confirmations or account statements which contain the aforementioned information to the Compliance Director on an ongoing basis will be deemed to comply with this requirement. A separate quarterly transaction report will not be necessary.

                3. ANNUAL HOLDINGS REPORT. All Access Persons must submit an annual holdings report reflecting holdings as of a date no more than 30 days before the report is submitted. With respect to exempt securities which do not require preclearance/reporting, Access Persons must nonetheless annually report the holdings of those exempt securities that are defined in Section III.D.6-10. (This reporting requirement, however, does not apply to exempt securities as defined in Section III.D.1-5.)

                        The listing must contain the following information:

                                a.      the title of the Covered Security;
                                b.      the number of shares held;
                                c.      the principal amount of the Covered
                                        Security;
                                d. the name of any broker, dealer or bank with whom the Access Person maintained an account in which the Covered Securities are held; and
                                e. the date that the report is submitted by the Access Person.



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

                        Alternatively, an Access Person who provides broker trade confirmations or account statements which contain the aforementioned information to the Compliance Director on an ongoing basis may satisfy the annual holdings report requirement by annually confirming in writing the accuracy of the Trust or Roszel's, as applicable, record of information.

                4. ANNUAL CERTIFICATION OF COMPLIANCE. All Access Persons must certify annually to the Compliance Director that
                        (1) they have read and understand and agree to abide by this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise notified by the Compliance Director that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

                5. REVIEW OF TRANSACTIONS AND HOLDINGS REPORTS. All transactions reports and holdings reports are reviewed by the Compliance Director.

                6. INVESTMENT PERSONNEL. In addition to the reporting requirements set forth above, Investment Personnel must also submit duplicate confirmations and account statements to the Compliance Director, either by (a) directing each brokerage firm or bank at which such persons maintain securities accounts to send simultaneous duplicate copies of such person's confirmations and account statements to the Compliance Director, or (b) personally providing duplicate copies of all such confirmations and account statements directly to the Compliance Director within two (2) business days of receipt.

                7. DISINTERESTED TRUSTEES. Except for the requirements in Sections IV.B.2 and IV.B.4. as modified below, the aforementioned reporting requirements do not apply to Disinterested Trustees. A Disinterested Trustee need only provide a quarterly transaction report if the trustee, at the time of a transaction, knew or, in the ordinary course of fulfilling the official duties of a trustee of the Trust, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, the security was purchased or sold by any Portfolio or was being considered for purchase or sale by any Portfolio for which he or she is a trustee. For any such transactions, Disinterested Trustees must provide: the date of the transaction, a complete description of the security, number of shares, principal amount, nature of the transaction, price, commission, name of broker/dealer through which the transaction was effected, and date that the report is submitted by the Disinterested Trustee.

                        As described in Section IV.B.4., Disinterested Trustees are required to certify annually to the Compliance Director that (1) they have read and understand and agree to abide by this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise reported to the Compliance Director that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.



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

        C.      SUBADVISERS. Each Subadviser shall:

                        1. Submit to Roszel and the Trust a copy of its code of ethics adopted pursuant to Rule 17j-1 of the 1940 Act;

                        2. Promptly report to Roszel and the Trust, in writing, any material amendments to such code;

                        3. Promptly furnish to the Roszel and the Trust, upon request, copies of any reports made pursuant to such code by any person who is an Access Person to the Subadviser; and

                        4. Immediately furnish to the Roszel and the Trust, without request, all material information regarding any violation of such code by any person who is an Access Person to the Subadviser.

        All reports of securities transactions and any other information filed with the Trust pursuant to this Code shall be treated as confidential. In this regard, no Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of any of the Portfolios) any information regarding securities transactions made or being considered by or on behalf of any Portfolio of the Trust. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Covered Security to which the report relates.


V.      APPROVAL AND ADOPTION OF CODE OF ETHICS

        The Board, including a majority of Disinterested Trustees, has approved this Code of Ethics. Additionally, any material changes to this Code must be approved by the Board within six months after adoption of any material change. The Board must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1.

        Prior to initially approving any proposed Subadviser for a Portfolio, the Board, including a majority of the Disinterested Trustees, must approve the Subadviser's code of ethics. The Board must base its approval on a determination that the relevant code contains provisions reasonably necessary to prevent Access Persons from violating the code. In addition, the Board must approve any material changes to the Subadviser's code of ethics within six (6) months of the change. Prior to approving a Subadviser's code or any material change thereto, the Board must receive a certification from the Subadviser that it has determined that the procedures set forth in such code are reasonably necessary to prevent access persons from engaging in any conduct prohibited by Rule 17j-1.


VI.     REVIEW OF ANNUAL REPORTS

        At least annually, the Trust and Roszel must furnish to the Trust's Board, and the Board must consider, a written report that (1) describes any issues arising under this Code of Ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations and (2) certifies that the Trust or the Investment Adviser, as applicable, have


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


adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.


VII.    REVIEW AND ENFORCEMENT

        Potential violations of the Code of Ethics must be brought to the attention of the Compliance Director or his designee. Potential violations will be investigated and, if appropriate, sanctions will be imposed. Upon completion of the investigation, if necessary, the matter may also be reviewed by the Code of Ethics Review Committee which will determine whether any further sanctions should be imposed. Sanctions may include, but are not limited to, a letter of caution or warning, reversal of a trade, disgorgement of a profit or absorption of costs associated with a trade, supervisor approval to trade for a prescribed period, fine or other monetary penalty, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

        An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the Access Person to the Code of Ethics Review Committee that such Access Person would suffer extreme financial hardship should an exception not be granted. Should the subject of the exception request involve a transaction in a security, a change in the Access Person's investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for a waiver.

        With regard to the Trust, a violation of a Subadviser's code of ethics by Access Persons subject to such code shall constitute a violation of this Code.


VIII.   RECORDS

        The Trust, Roszel, and each Subadviser shall maintain records in the manner and to the extent set forth below, which may be maintained on microfilm or by such other means permissible under the conditions described in Rule 31a-2 under the 1940 Act, or under no-action letters or interpretations under that rule, and shall be available for examination by representatives of the Securities and Exchange Commission.

        A. A copy of the applicable code of ethics and any amendments thereto shall be preserved in an easily accessible place (including for five (5) years after the code or the amendment, as applicable, is no longer in effect).

        B. A record of any violation of the code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

        C. A copy of each report, including any information provided in lieu of the report, made by an Access Person pursuant to the code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

        D.      A list of all Access Persons who are, or within the past five
                (5) years have been, required to make reports pursuant to the code and all persons who are, or within


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


                the past five (5) years have been, responsible for reviewing the reports, shall be maintained in an easily accessible place.

        E. A copy of each report of the Trust, Roszel or Subadviser detailing any violations of its Code of Ethics, or certifying that it has adopted procedures reasonably necessary to prevent Access Persons from violating such Code of Ethics.

        F. A copy of any decisions, and reasons supporting the decisions, to approve the purchase of private placement securities or public offerings by Investment Personnel.


IX.     APPROVAL, AMENDMENT AND INTERPRETATION OF PROVISIONS

        A. This Code may be amended as necessary or appropriate with the approval of the Board.

        B. This Code is subject to interpretation by the Board in its discretion.



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